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                                                              Exhibit 99(a)(ix)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is being made only by the Offer to Purchase dated December 29, 2000 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offeror (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by any applicable law. If the Offeror becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is prohibited by any applicable law, the Offeror will make a good faith effort to comply with such law. If, after such good faith effort, the Offeror cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by Merrill Lynch & Co., as the Dealer Manager (as defined below), or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                LOISLAW.COM, INC.
                                       AT
                              $4.3545 NET PER SHARE
                                       BY
                              LL ACQUISITION CORP.,
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                         WOLTERS KLUWER U.S. CORPORATION

      LL Acquisition Corp., a Delaware corporation (the "Offeror") and an indirect wholly-owned subsidiary of Wolters Kluwer U.S. Corporation, a Delaware corporation (the "Parent"), is offering to purchase shares of Common Stock, par value $.001 per share (the "Shares"), of Loislaw.com, Inc., a Delaware corporation (the "Company"), at a purchase price of $4.3545 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 29, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

      Tendering stockholders who have Shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Following the Offer, the Offeror intends to effect the Merger described below.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON MONDAY, JANUARY 29, 2001, UNLESS THE OFFER IS EXTENDED.

      The Offer is not conditioned upon the Parent or the Offeror obtaining financing.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (II) THE OFFEROR OBTAINING CERTAIN GOVERNMENT APPROVALS, AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION, SECTION 1 - "TERMS OF THE OFFER; EXPIRATION DATE; EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT" AND
SECTION 14 - "CERTAIN CONDITIONS TO OUR OBLIGATIONS" OF THE OFFER TO PURCHASE.

      The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 19, 2000 (the "Merger Agreement"), by and among the Parent, the Offeror and the Company. Pursuant to the Merger Agreement, and on the terms and subject to the conditions set forth therein, the Offeror will be merged with and into the Company (the "Merger"), with the Company to be the surviving corporation in the Merger, and each outstanding Share (other than Shares owned by the Company as treasury stock, and any Shares owned by the Parent, the Offeror or any other wholly-owned subsidiary of the Parent, which shall be cancelled, and Shares held by the stockholders who properly exercise appraisal rights under Delaware law, if any) will be converted into the right to receive $4.3545 in cash, without interest thereon, and the Company will become an indirect wholly-owned subsidiary of the Parent.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS (I) UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, (II) UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND (III) UNANIMOUSLY RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

      The Parent, the Offeror and certain stockholders of the Company (collectively, the "Stockholders") beneficially owning an aggregate of 14,279,590 outstanding Shares, representing approximately 63.28% of the outstanding Shares on a fully diluted basis, have entered into the Stock Option and Tender Agreement dated as of December 19, 2000 (the "Option Agreement"), pursuant to which each Stockholder has agreed, among other things, (i) to tender in the Offer all of such Stockholder's Shares now owned or which may hereafter be acquired by such Stockholder, (ii) to grant to the Parent or the Offeror, as the Parent shall designate, the option to purchase such Stockholder's Shares in certain circumstances, (iii) to appoint the Parent as such Stockholder's proxy under certain circumstances to vote such Stockholder's Shares in connection with the Merger Agreement, (iv) with respect to certain questions put to Stockholders of the Company for a vote, to vote such Stockholder's Shares, in each case, in accordance with the terms and conditions of the Option Agreement, and (v) to restrict transfers or exercises of Company Options (as defined in the Option Agreement), if any, held by such Stockholder except as provided in the Option Agreement.

      Subject to the applicable rules and regulations of the Securities and Exchange Commission and the terms of the Merger Agreement, the Offeror expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any of the events set forth in Section 14 - "Certain Conditions to Our Obligations" of the Offer to Purchase shall have occurred or shall have been determined by the Offeror to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary (as defined below) and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any such extension or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below).

      The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, January 29, 2001 unless and until the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

      If the Offeror extends the time during which the Offer is open, or if the Offeror is delayed in its acceptance for payment of or payment for Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror's rights under the Offer, the Depositary may retain tendered Shares on the Offeror's behalf and those Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 - "Withdrawal Rights" of the Offer to Purchase. However, the Offeror's ability to delay the payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

      For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when the Offeror gives oral or written notice to Morgan Guaranty Trust Company of New York (the "Depositary") of the Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Price for Shares be paid by the Offeror, regardless of any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after the timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and
(iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

      Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after February 26, 2001, unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name and address of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by repeating one of the procedures in Section 3 - "Procedure for Tendering Shares" of the Offer to Purchase at any time before the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, whose determination will be final and binding. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent (as defined below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

      The receipt by a stockholder of the Company of cash for Shares pursuant to the Offer will likely give rise to taxation for United States federal income tax purposes and may also give rise to taxation under applicable state, local or foreign tax laws. All stockholders are urged to consult with their own tax advisors as to the particular tax consequences to them of the Offer.

      The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company has provided to the Offeror its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other related materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase and the related Letter of Transmittal and other related materials may be obtained from the Information Agent. No fees or commissions will be paid to any broker or dealer or any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:
                                     [LOGO]

                           17 State Street, 10th Floor
                            New York, New York 10004
                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                    ALL OTHERS CALL TOLL FREE: (800) 223-2064

                      The Dealer Manager for the Offer is:

                               MERRILL LYNCH & CO.

                           Four World Financial Center
                            New York, New York 10080
                          Call Collect: (212) 236-3790


      December 29, 2000